RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS
TBPE REGISTERED ENGINEERING FIRM F-1580
1100 LOUISIANA STREET SUITE 4600 HOUSTON, TEXAS 77002-5294
FAX (713) 651-0849
TELEPHONE (713) 651-9191

EXHIBIT 23.1

Consent Of Ryder Scott Company, L.P.

We hereby consent to the use of the name Ryder Scott Company, L.P. and to the incorporation by reference of our report titled "Cook Inlet Energy, LLC Estimated Future Reserves and Income Attributable to Certain Leasehold Interests, SEC Parameters, as of July 31, 2014" with an effective date of July 31, 2014, each of which appears in the Current Report on Form 8-K of Miller Energy Resources, Inc. filed on August 20, 2014. We also consent to the incorporation by reference of this information into the Company's registration statement on Form S-3 (Registration No. 333-183750).

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
August 20, 2014